SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)



                            EMPLOYEE SOLUTIONS, INC.
    ------------------------------------------------------------------------
                                (Name of Issuer)



                                     COMMON
                 ----------------------------------------------
                         (Title of Class of Securities)



                                   292166 10 5
                    ---------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                        (Continued on following page(s))

                                Page 1 of 4 Pages

------------------------                                  ----------------------
 CUSIP NO. 292166 10 5                13G                    Page 2 of 4 Pages
------------------------                                  ----------------------
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Harvey A. Belfer

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                        (b) |_|

--------------------------------------------------------------------------------
   3   SEC USE ONLY


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   4   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
           NUMBER OF
             SHARES                 1,830,480
          BENEFICIALLY
            OWNED BY      ------------------------------------------------------
             EACH            6      SHARED VOTING POWER
           REPORTING
            PERSON
             WITH         ------------------------------------------------------
                             7      SOLE DISPOSITIVE POWER

                                      1,830,480
                          ------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,830,480
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.0%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 4 Pages

Item 1(a)         NAME OF ISSUER:

                  Employee Solutions, Inc.

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2929 East Camelback Road, Suite 220
                  Phoenix, Arizona  85016
                  Telephone:  (602) 955-5556

Item 2(a)         NAME OF PERSON FILING:

                  Harvey A. Belfer

Item 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  2929 East Camelback Road, Suite 220
                  Phoenix, Arizona  85016

Item 2(c)         CITIZENSHIP:

                  United States

Item 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock

Item 2(e)         CUSIP NUMBER:

                  292166 10 5

Item 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

Item 4            OWNERSHIP (as of December 31, 1996):

                  (a)      Amount Beneficially owned:  1,830,480
                  (b)      Percent of Class:  6.0%
                  (c)      See items 5-8 on cover page

Item 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

                                Page 3 of 4 Pages

Item 6            OWNERSHIP  OF  MORE THAN  FIVE  PERCENT  ON  BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable.

Item 7            IDENTIFICATION  AND  CLASSIFICATION   OF  THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT  HOLDING
                  COMPANY:

                  Not Applicable

Item 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

Item 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10           CERTIFICATION:

                  Not Applicable

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 11, 1997
----------------------------------------------
Date


         /s/ Harvey A. Belfer
----------------------------------------------
Signature


         Harvey A. Belfer
----------------------------------------------
Name

                                Page 4 of 4 Pages